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CORPORATE PRESS RELEASE

                                                          [CHARLES RIVER LOGO]


             CHARLES RIVER LABORATORIES PRICES $175 MILLION OFFERING
                        OF SENIOR CONVERTIBLE DEBENTURES

         WILMINGTON, MASS.; JANUARY 17, 2002: Charles River Laboratories International, Inc. (NYSE: CRL) today announced the private placement of $175 million of Senior Convertible Debentures. The Debentures will accrue interest at an annual rate of 3.50% that will be payable semiannually. The Debentures, due in 2022, will be convertible into shares of Charles River's common stock at a conversion price of $38.87, subject to adjustment in certain circumstances. Charles River has granted the initial purchasers of the Debentures an option to purchase up to an additional $25 million principal amount of Debentures.

         Charles River intends to use the net proceeds from the Debenture offering to retire its wholly-owned subsidiary's (Charles River Laboratories, Inc.) $79.7 million aggregate principal amount of 13.5% Senior Subordinated Notes due 2009, through a tender offer and consent solicitation commenced on January 16, 2002, and for general corporate purposes. The offering, which was made only to qualified institutional buyers in accordance with Rule 144A of the Securities Act of 1933, is expected to close on January 24, 2002.

         Neither the Debentures nor the common stock issuable upon conversion of the Debentures have been registered under the Securities Act of 1933, or any state securities laws. Unless so registered, the Debentures and the common stock issuable upon conversion of the Debentures may not be offered or sold in the United States absent an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and any applicable state securities laws. This announcement is neither an offer to sell nor a solicitation of an offer to buy any of these securities.


Contact:
Charles River Laboratories
Christopher DiFrancesco
Director, Corporate Communications
  and Investor Relations
978.658.6000 ext. 1508
ir@criver.com